Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-189544 on Form N-2 of our report dated March 21, 2016, relating to the consolidated financial statements of Corporate Capital Trust, Inc. appearing in the Prospectus, which is part of such Registration Statement, and to the references to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

San Francisco, California

April 5, 2016